Exhibit 99.1

HCW Biologics Inc. Announces Pricing of $1.6 Million Private Placement Offering

MIRAMAR, Fla., July 29, 2026 (GLOBE NEWSWIRE) — HCW Biologics Inc. (the “Company” or “HCW Biologics”), (NASDAQ: HCWB), a clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to treat autoimmune diseases, cancer and senescence-associated dysplasia, today announced the pricing of its $1.6 million private placement offering (the “Offering”) with a group of investors, including officers, directors and an existing stockholder of the Company, (each, and “Investor” and collectively, the “Investors’). Pursuant to a securities purchase agreement entered into with the Investors (the “Purchase Agreement”), the Company agreed to issue and sell an aggregate of 618,682 units (the “Units”), with each Unit consisting of (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), or, in lieu thereof, one pre-funded warrant to purchase one share of Common Stock (a “Pre-Funded Warrant”), and (ii) the right to receive one common stock purchase warrant (a “Common Warrant”) to purchase one share of Common Stock upon, and subject to, stockholder approval of the issuance thereof.

In connection with the Offering, the Company will issue 218,682 shares of Common Stock and 400,000 Pre-Funded Warrants. Subject to stockholder approval, which the Company is obligated to seek pursuant to the terms of the Purchase Agreement, the Investors will also be entitled to receive Common Warrants to purchase up to an aggregate of 618,682 shares of Common Stock.

Hing C. Wong, Ph.D., the Company’s Founder and Chief Executive Officer, Scott Garrett, a member and the Chairman of the Company’s Board of Directors, and Lee Flowers, the Company’s Senior Vice President of Business Development, participated in the Offering on the same terms and conditions as the other Investor. The closing of the Offering is expected to occur on or about July 29, 2026, subject to the satisfaction of customary closing conditions.

The combined purchase price for each Unit consisting of one share of Common Stock and the right to receive one Common Warrant upon, and subject to, stockholder approval of the issuance thereof, was $2.585 per Unit. The combined purchase price for a Pre-Funded Warrant and the right to receive one Common Warrant upon, and subject to, stockholder approval of the issuance thereof, was $2.5849 per Unit. The Pre-Funded Warrants have an exercise price of $0.0001 per share of Common Stock, are exercisable immediately and will not expire until exercised in full. The Common Warrants will have an exercise price of $2.585 per share and will expire on the five and one half (5.5) year anniversary of their issuance. Under Nasdaq Listing Rule 5635(d), the Company is required to obtain stockholder approval before issuing the Common Warrants because the potential issuance of shares upon exercise of the Common Warrants could exceed the thresholds set forth in such rule. Following receipt of stockholder approval, the Company will issue the Common Warrants to the Investors in accordance with the Purchase Agreement.

The Company intends to use the net proceeds from this Offering to continue clinical trials for HCW9302, advance its IND-enabling studies for its T-Cell Engager, HCW11-018b, and its second-generation immune checkpoint inhibitor, HCW11-040, and for general corporate purposes.

On July 29, 2026, the Company also entered into a registration rights agreement with the Investors, pursuant to which the Company agreed to submit to the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 within 15 trading days of the closing of the Offering covering the resale of the shares of Common Stock sold in the Offering, the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and the shares of Common Stock issuable upon exercise of the Common Warrants. The Company also agreed to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 60 days following the closing of the Offering.

The number of shares of Common Stock the Company that may be held by an Investor, including those shares issued at closing and upon the exercise of Pre-Funded Warrants from time to time in the Offering, may not exceed 9.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to such issuances.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About HCW Biologics:

HCW Biologics Inc. (the “Company”) (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to treat diseases promoted by chronic inflammation, including autoimmune diseases, cancer, and senescence-associated dysplasia. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of proinflammatory and senescence-associated diseases and conditions that are promoted by chronic inflammation —and in doing so, improve patients’ quality of life and possibly extend longevity. A key aspect of the Company’s clinical development and financing strategy is to focus on its business development programs. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Forward Looking Statements:

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, without limitation, statements regarding the completion of the Offering and the satisfaction of customary closing conditions; the anticipated use of proceeds from the Offering; the Company’s ability to obtain stockholder approval for the issuance of the Common Warrants; the anticipated issuance of the Common Warrants following receipt of stockholder approval; the anticipated filing and effectiveness of registration statements covering the shares of Common Stock issued in the Offering; and the prospective efficacy and success of the Company’s immunotherapeutic candidates and development programs. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the SEC on March 31, 2026, and in other filings filed from time to time with the SEC.

Company Contact:

Rebecca Byam

Chief Financial Officer

rebeccabyam@hcwbiologics.com